EXHIBIT 11
                            CHECKPOINT SYSTEMS, INC.
                          COMPUTATION OF PER SHARE DATA


                                                    Years Ended
                                      ----------------------------------------
                                      December 29,  December 31,  December 25,
                                          1996          1995          1994
                                      ------------  ------------  ------------
                                         (Thousands, except per share data)

Net Earnings                            $20,477       $11,409       $ 6,283
                                        =======       =======       =======
Weighted average number of
common and common equivalent
shares outstanding:(1)

Common shares
    Shares outstanding at
     beginning of year                   30,020        22,556        21,956

    Shares held in treasury              (1,598)       (1,598)       (1,598)

    Shares issued from exercise of
     common stock options                 1,512           888           266
Share issued from Alarmex
      acquisition                            --           336            --
Shares issued from equity
      offering                            3,096         4,616            --
Common equivalent shares, based on
  assumed exercise of common stock
   options                                1,057           576           988
                                        -------       -------       -------
                                         34,087        27,374        21,612
                                        =======       =======       =======
Net Earnings Per Share                  $   .60       $   .42       $   .29
                                        =======       =======       =======

(1) After giving retroactive effect to the February 1996 Stock Split.